                                                                  Exhibit (h)(4)

                                     FORM OF

                          EXPENSE LIMITATION AGREEMENT

      This EXPENSE LIMITATION AGREEMENT, effective as of May, 11, 2001, is made by and among ING Pilgrim Investments, LLC (the "Investment Manager"); USLICO Series Fund (the "Trust"), on behalf of the series of the Trust set forth in Schedule A (collectively, the "Funds" and each, a "Fund"); and ReliaStar Financial Corp. ("ReliaStar").

      WHEREAS, the Trust is a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

      WHEREAS, the Trust and the Investment Manager have entered into an Investment Management Agreement dated May 11, 2001 ("Management Agreement"), pursuant to which the Investment Manager provides investment management services to the Trust for compensation as agreed by the Trust and the Investment Manager, and such compensation is based on the value of the Trust's average daily net assets ("Management Fee"); and

      WHEREAS, the Trust offers its shares as a funding vehicle for variable life insurance policies ("Variable Policies") issued by insurance companies that are wholly-owned subsidiaries of ReliaStar Financial Corp.; and

      WHEREAS, prior to the time the proceeds of the Variable Policies were invested in the Trust, they were managed in separate accounts of the sponsoring insurance companies, and the terms of the Variable Policies specify an investment advisory fee that is to be charged, which is an annual rate of 0.25% of each Fund of the Trust ("Policy Limit");

      WHEREAS, ReliaStar wishes to continue to honor the Policy Limit;

      WHEREAS, the Trust and the Investment Manager have determined that it is appropriate and in the best interests of each of the Funds and their shareholders to maintain the ordinary operating expenses of each Fund at a level below the level to which each Fund would otherwise be subject;

      NOW, THEREFORE, the parties hereto agree as follows:

1. Expense Limitation.

1.1. Management Fee Limit. To the extent that in any fiscal year the Management Fee of any Fund exceeds the Policy Limit, such excess amount shall be the liability of ReliaStar and ReliaStar will pay to the Investment Manager, on a monthly basis, such excess amount ("Difference").

1.2. Other Expenses Limit. To the extent that the Other Expenses incurred by a Fund in any fiscal year exceed the Maximum Other Expenses Limit, as defined in
Section 1.3 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager. Other
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Expenses means all of the expenses incurred by each Fund, but excluding
Management Fees, interest, taxes, brokerage commissions, other investment-related costs (including without limitation legal fees incurred in connection with the purchase and sale of Trust assets), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Trust's business, and expenses of any counsel or other persons or services retained by the Trust's Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager.

1.3. Maximum Other Expenses Limit. The Maximum Other Expenses Limit in any fiscal year with respect to each class of the Trust shall be the amount specified in Schedule A.

1.4. Method of Computation. To determine:

      1.4.1. ReliaStar's obligation with respect to the Difference, the amount of the Management Fee and the Portfolio Limit shall be calculated and annualized each day for each Fund, and the Difference for each Fund will be a liability of ReliaStar to the Investment Manager.

      1.4.2. the Investment Manager's obligation with respect to the Excess Amount, the daily amount of the Maximum Operating Expenses Limit for each Fund shall be calculated, and the cumulative Other Expenses for the current fiscal year shall be annualized. If the annualized cumulative Other Expenses for any day of a Fund exceeds the Maximum Other Expenses Limit for that Fund as of that day, the Fund shall record a receivable from the Investment Manager for the difference. Not less frequently than quarterly, this receivable shall be paid by the Investment Manager.

1.5. Year-End Adjustment for Excess Amount. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of payments remitted by the Investment Manager to each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. Recoupment of Other Expense Reimbursements.

2.1. Recoupment. If, on any day during which the Management Agreement is in effect, the annualized cumulative Other Expenses of a Fund for that day are less than the Maximum Other Expenses Limit, the Investment Manager shall be entitled to recoup from such Fund the payments remitted by the Investment Manager to such Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such Fund's annualized cumulative Other Expenses plus the amount recouped equals, for such day, the Maximum Other Expenses Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

2.2. Year-End Adjustment of Other Expenses. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Other Expenses of each Fund for the prior fiscal year (including any


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recoupment payments hereunder with respect to such fiscal year) do not exceed the Other Expenses Limit.

3. Term and Termination of Agreement.

      This Agreement shall have an initial term through May 1, 2002. Thereafter, this Agreement shall automatically renew for one-year terms unless the Investment Manager provides written notice of the termination of this Agreement to the Trust at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Management Agreement, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days' prior written notice to the Investment Manager at its principal place of business.

4. Miscellaneous.

4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's Agreement and Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

4.4. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                               USLICO SERIES FUND

                               By:
                                  --------------------------------------------
                                  Robert S. Naka, Senior Vice President


                               RELIASTAR FINANCIAL CORP.

                               By:
                                  --------------------------------------------


                               ING PILGRIM INVESTMENTS, LLC

                               By:
                                  --------------------------------------------
                                  Michael J. Roland, Senior Vice President


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                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS

                                                      Maximum Other Expenses Limit
                                                   (as a % of average daily net assets)
                                                   ------------------------------------
Stock Portfolio                                                    0.65%

Bond Portfolio                                                     0.65%

Money Market Portfolio                                             0.65%

Asset Allocation Portfolio                                         0.65%


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